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                                                                    Exhibit 99.1

                                 PRESS RELEASE

                         CITIZENS & NORTHERN BANK logo


                                                   Contact:  Yvonne Gill
April 9, 2004                                                570-724-0212
                                                             ygill@cnbankpa.com

C&N ANNOUNCES FIRST QUARTER 2004 UNAUDITED FINANCIAL RESULTS

FOR IMMEDIATE RELEASE:

     Wellsboro, PA - Citizens & Northern Corporation announced the unaudited, consolidated financial results for Citizens & Northern Corporation and subsidiaries for the first quarter 2004. FINANCIAL HIGHLIGHTS FOR THE FIRST QUARTER 2004:

     o Net Income was $3,706,000 in the first quarter 2004, down 9% from net income of $4,072,000 in the first quarter 2003. Net realized gains from securities amounted to $964,000 in the first quarter 2004, down from $1,721,000 in the first quarter 2003. Most of the securities gains in each period were from sales of stocks of banks and bank holding companies. Noninterest expense increased $696,000 (12.6%) in the first quarter 2004 over the first quarter 2003. In the first quarter 2004, the Corporation hired several new employees and incurred other start-up expenses associated with the new Williamsport, PA facility. Net interest income was $8,312,000 in the first quarter 2004, up 8.1% from the first quarter 2003 amount of $7,687,000, mainly as a result of growth in loans and from lower interest rates on deposits and borrowed funds. The income tax provision for the first quarter 2004 was $377,000 lower than the income tax provision for the first quarter 2003, reflecting a lower effective tax rate.

     o Net Income in the first quarter 2004 was $641,000, or 14.7%, lower than fourth quarter 2003 Net Income of $4,347,000. Net realized gains from securities were $546,000 lower in the first quarter 2004 than in the fourth quarter 2003, and noninterest expense was $338,000 (5.7%) higher in the first quarter 2004 than in the fourth quarter 2003.

     o Net Income Per Share was $0.46 (Basic) and $0.45 (Diluted) in the first quarter 2004, as compared to $0.50 (Basic and Diluted) in the first quarter 2003, and $0.53 (Basic and Diluted) in the fourth quarter 2003.

     o Return on Average Assets was 1.38% for the first quarter 2004, as compared to 1.62% for the first quarter 2003. Return on Average Equity was 11.45% for the first quarter 2004, as compared to 13.83% for the first quarter 2003.



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     o    Total assets amounted to $1,121,127,000 as of March 31, 2004, an increase of 9.4% over total assets of $1,024,687,000 as of March 31, 2003. Net loans increased $65,136,000, or 14.1%, as of March 31, 2004, compared to one year earlier.

     o Shareholders' Equity/Average Assets Ratio was 10.95% as of March 31, 2004. This safety and soundness measurement needs to be at a minimum of 5% to be considered well capitalized by banking regulatory agencies.

     o Cash Dividends declared by C&N increased by 4.8% for the first quarter 2004 over the first quarter 2003, to $0.22 per share.

     Citizens & Northern Bank is a wholly-owned subsidiary of Citizens & Northern Corporation. Citizens & Northern Bank provides complete financial and investment services through 17 full service offices located throughout Tioga, Bradford, Sullivan and Lycoming, Pennsylvania counties. C&N's 18th office at the C&N Center at the Market Street Bridge in Williamsport will open in May. C&N can be found on the web at www.cnbankpa.com. The Company's stock trades on the Over-the-Counter Bulletin Board under the symbol CZNC.OB.